Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to this Registration Statement on Form S-4 (No. 333-225586) of SUPERVALU Enterprises, Inc. of our report dated December 16, 2016, relating to the consolidated financial statements of Unified Grocers, Inc. and subsidiaries, included in the Amendment No. 1 to the Current Report on Form 8-K of SUPERVALU INC. filed September 8, 2017, with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California
June 26, 2018